Exhibit 99.3

New York & Company, Inc. and Subsidiaries
Schedule of Consolidating Statements of Operations
- Fiscal Year 2006 (amounts in thousands, except per share amounts) -

(Unaudited)

	Three Months Ended April 29, 2006			Three Months Ended July 29, 2006			Three Months Ended October 28, 2006			Three Months Ended February 3, 2007			Twelve Months Ended February 3, 2007
	New York & Company	JasmineSola	Consolidated Company	New York & Company	JasmineSola	Consolidated Company	New York & Company	JasmineSola	Consolidated Company	New York & Company	JasmineSola	Consolidated Company	New York & Company	JasmineSola	Consolidated Company
Net sales	$259,015	$8,122	$267,137	$256,993	$7,865	$264,858	$260,007	$10,915	$270,922	$377,318	$12,958	$390,276	$1,153,333	$39,860	$1,193,193
Cost of goods sold, buying and occupancy costs	182,124	5,910	188,034	182,524	6,753	189,277	172,356	8,640	180,996	249,753	10,284	260,037	786,757	31,587	818,344
Gross profit	76,891	2,212	79,103	74,469	1,112	75,581	87,651	2,275	89,926	127,565	2,674	130,239	366,576	8,273	374,849
Selling, general and administrative expenses	66,571	1,913	68,484	61,518	2,682	64,200	70,254	3,128	73,382	86,321	4,279	90,600	284,664	12,002	296,666
Operating income (loss)	10,320	299	10,619	12,951	(1,570)	11,381	17,397	(853)	16,544	41,244	(1,605)	39,639	81,912	(3,729)	78,183
Interest expense, net	489	1	490	477	—	477	471	—	471	226	—	226	1,663	1	1,664
Income (loss) before income taxes	9,831	298	10,129	12,474	(1,570)	10,904	16,926	(853)	16,073	41,018	(1,605)	39,413	80,249	(3,730)	76,519
Income tax provision (benefit)	3,952	120	4,072	5,037	(632)	4,405	6,822	(342)	6,480	16,042	(650)	15,392	31,853	(1,504)	30,349
Net income (loss)	$5,879	$178	$6,057	$7,437	$(938)	$6,499	$10,104	$(511)	$9,593	$24,976	$(955)	$24,021	$48,396	$(2,226)	$46,170

Basic earnings (loss) per share	$0.11	$—	$0.11	$0.13	$(0.01)	$0.12	$0.18	$(0.01)	$0.17	$0.44	$(0.02)	$0.42	$0.86	$(0.04)	$0.82
Diluted earnings (loss) per share	$0.10	$—	$0.10	$0.12	$(0.01)	$0.11	$0.17	$(0.01)	$0.16	$0.41	$(0.01)	$0.40	$0.81	$(0.04)	$0.77

Weighted average shares outstanding:
Basic shares of common stock	55,226	55,226	55,226	55,656	55,656	55,656	56,381	56,381	56,381	57,023	57,023	57,023	56,072	56,072	56,072
Diluted shares of common stock	59,744	59,744	59,744	59,852	59,852	59,852	59,963	59,963	59,963	60,566	60,566	60,566	60,031	60,031	60,031

As a percentage of net sales:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold, buying and occupancy costs	70.3%	72.8%	70.4%	71.0%	85.9%	71.5%	66.3%	79.2%	66.8%	66.2%	79.4%	66.6%	68.2%	79.2%	68.6%
Gross profit	29.7%	27.2%	29.6%	29.0%	14.1%	28.5%	33.7%	20.8%	33.2%	33.8%	20.6%	33.4%	31.8%	20.8%	31.4%
Selling, general and administrative expenses	25.7%	23.5%	25.6%	24.0%	34.1%	24.2%	27.0%	28.6%	27.1%	22.9%	33.0%	23.2%	24.7%	30.2%	24.8%
Operating income (loss)	4.0%	3.7%	4.0%	5.0%	(20.0%)	4.3%	6.7%	(7.8%)	6.1%	10.9%	(12.4%)	10.2%	7.1%	(9.4%)	6.6%
Interest expense, net	0.2%	—%	0.2%	0.2%	—%	0.2%	0.2%	—%	0.2%	0.1%	—%	0.1%	0.1%	—%	0.1%
Income (loss) before income taxes	3.8%	3.7%	3.8%	4.8%	(20.0%)	4.1%	6.5%	(7.8%)	5.9%	10.8%	(12.4%)	10.1%	7.0%	(9.4%)	6.5%
Income tax provision (benefit)	1.5%	1.5%	1.5%	1.9%	(8.1%)	1.6%	2.6%	(3.1%)	2.4%	4.2%	(5.0%)	3.9%	2.8%	(3.8%)	2.6%
Net income (loss)	2.3%	2.2%	2.3%	2.9%	(11.9%)	2.5%	3.9%	(4.7%)	3.5%	6.6%	(7.4%)	6.2%	4.2%	(5.6%)	3.9%